Exhibit 11

NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH  RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

ADVANCED MINERAL TECHNOLOGIES, INC.

COMMON STOCK PURCHASE WARRANT

Aggregate Exercise Price: $ 2.00	No.
Issue Date: October , 20

ADVANCED MINERAL TECHNOLOGIES, INC., a corporation organized under the laws of the State of Nevada (the “Company”), hereby certifies that, for value received,                                 at [address], facsimile: (      )       -        , or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time after the Issue Date until 5:00 p.m., New York Time on October     , 2014 (the “Expiration Date”), a number of fully paid and non-assessable shares of Common Stock equal to the Exercise Price set forth above (the “Exercise Price”).  The number and character of such shares of Common Stock and the Exercise Price are subject to adjustment as provided herein.  The Company may reduce the Exercise Price for some or all of the Warrants, temporarily or permanently, provided such reduction is made as to all outstanding Warrants for all Holders of such Warrants.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Subscription Agreement”), dated as of October       , 2010 entered into by the Company, the Holder and the other Subscribers party thereto.

As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

(a)           The term “Common Stock” shall mean the voting common shares, par value $0.001 per share, of the Company.

(b)           The term “Company” shall mean Advanced Minerals Technologies, Inc., a Nevada corporation, and any corporation which shall succeed or assume the obligations of Insight Diagnostics, Inc. hereunder.

(c)           The term “Common Stock” includes (i) the Common Stock, and (ii) any other securities into which or for which any of the securities described in (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(e)           The term “Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

(f)            The term “Warrant Shares” shall mean the Common Stock issuable upon exercise of this Warrant.

1.             Exercise of Warrant.

1.1.         Number of Shares Issuable upon Exercise.  From and after the Issue Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of Section 1.2 or upon exercise of this Warrant in part in accordance with Section 1.3, subject to adjustment pursuant to Section 3 and Section 4 below.

1.2.         Full Exercise.  This Warrant may be exercised in full by the Holder hereof by delivery to the Company of this original Warrant and an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the “Subscription Form”) duly executed by such Holder and delivery within two days thereafter of payment, in cash, wire transfer or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Exercise Price then in effect.

1.3.         Partial Exercise.  This Warrant may be exercised in part (but not for a fractional share) by delivery of this original Warrant and a Subscription Form in the manner and at the place provided in Section 1.2, except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Exercise Price then in effect.

1.4.         Fair Market Value.  For purposes of this Warrant, the Fair Market Value of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(a)           If the Company’s Common Stock is traded on an exchange or is quoted on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange or the American Stock Exchange, LLC, then the average of the closing sale prices of the Common Stock for the five (5) Trading Days immediately prior to (but not including) the Determination Date;

(b)           If the Company’s Common Stock is not traded on an exchange or on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange or the American Stock Exchange, Inc., but is traded on the OTC Bulletin Board or in the over-the-counter market or Pink Sheets, then the average of the closing bid and ask prices reported for the five (5) Trading Days immediately prior to (but not including) the Determination Date;

(c)           Except as provided in clause (d) below and Section 3.1, if the Company’s Common Stock is not publicly traded, then as the Holder and the Company agree, or in the absence of such an agreement, as determined in good faith by the Company’s Board of Directors; or

(d)           If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company’s charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of all of the Warrants are outstanding at the Determination Date.

1.5.         Company Acknowledgment.  The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof, acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

1.6.         Delivery of Stock Certificates, etc. on Exercise. The Company agrees that, provided the full purchase price listed in the Subscription Form is received as specified in Section 1.2, the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which the original of this Warrant is delivered to the Company together with a Subscription Form and payment is made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share of Common Stock, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise.  Holder and the Company acknowledge that any stock certificate for Warrant Shares that is issued shall have a legend in the form set forth in Section 4(h) of the Subscription Agreement affixed to it.

2.             Cashless Exercise.

(a)           Payment upon exercise may be made at the option of the Holder either in (i) cash, wire transfer or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Exercise Price, (ii) by delivery of Common Stock issuable upon exercise of the Warrants in accordance with Section (b) below or (iii) by a combination of any of the foregoing methods, for the number of shares of Common Stock specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the holder per the terms of this Warrant)(provided the “cashless” method of exercise provided in (ii) and (iii) above shall only be available at any time after the twelve (12) months anniversary of the date of this Agreement and if a registration statement is not in effect or available for the Common Stock into which an exercise is sought with the SEC with respect the shares of Common Stock at the time of exercise) and the holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.

(b)           Subject to the provisions herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being cancelled) by delivery of this original Warrant and a properly endorsed Subscription Form completed for cashless exercise to the Company in the manner and at the place provided in Section 1.2, in which event the Company shall issue to the holder a number of shares of Common Stock computed using the following formula:

X= Y (A-B)
A

Where	X=	the number of shares of Common Stock to be issued to the Holder

	Y=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

	A=	Fair Market Value

	B=	Exercise Price (as adjusted to the date of such calculation)

For purposes of Rule 144 promulgated under the 1933 Act, it is intended, understood and acknowledged that the holding period for Warrant Shares issued in a cashless exercise transaction in the manner described above shall be deemed to include the holding period for the Warrant that is surrendered in such cashless exercise, to the extent that the Warrant and Warrant Shares are securities of the same issuer.

3.             Adjustment for Reorganization, Consolidation, Merger, etc., and Next Financing.

3.1.         Fundamental Transaction.  If, at any time while this Warrant is outstanding, (A) the Company  effects any merger or  consolidation  of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, or spin-off) with one or more persons or entities whereby such other persons or entities acquire more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company, or (F) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental  Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event.  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3.1 and ensuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

3.2.         Continuation of Terms.  Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4.

3.4.         Equal Treatment of Common Stock.  In connection with (i) any Fundamental Transaction with respect to the Common Stock, (ii) any reclassification or other change of the Common Stock or conversion of the convertible Preferred Stock into Common Stock, or (iii) any stock split, combination or dividend with respect to the Common Stock (each of (i), (ii) and (iii), an “Equivalency Event”), the Company shall cause the converted Preferred Common Stock to be treated the same as the Common Stock.  Without limiting the foregoing, following any Equivalency Event whereby Common Stock is exchanged for any other securities (whether of the Company or of a different issuer), the securities exchanged for shares of Preferred Stock shall be of the same class and series (or classes and series), and shall have identical voting and other rights, as the securities exchanged for shares of Common Stock.

4.             Extraordinary Events Regarding Common Stock.  In the event that the Company shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the Exercise Price immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.  The number of Warrant Shares and the initial Exercise Price indicated on face hereof are the applicable number of Warrant Shares and Exercise Price after giving effect to the Planned Split.  Prior to the Planned Split, the Exercise Price and number of shares issuable upon exercise hereof shall be proportionally adjusted.

5.             Certificate as to Adjustments.  In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrants, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant Agent of the Company (appointed pursuant to Section 10 hereof).

6.             Reservation of Stock, etc. Issuable on Exercise of Warrant; Financial Statements.   The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant.  This Warrant entitles the Holder hereof, upon written request, to receive copies of all financial and other information distributed or required to be distributed to the holders of the Company’s Common Stock.

7.             Assignment; Exchange of Warrant.  Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a “Transferor”). On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Warrant will be in compliance with applicable securities laws, the Company will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered by the Transferor.

8.             Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense, twice only, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9.             Registration Rights.  The Holder of this Warrant has been granted certain registration rights by the Company.  These registration rights are set forth in the Subscription Agreement.  The terms of the Subscription Agreement are incorporated herein by this reference.

10.          Warrant Agent.  The Company may, by written notice to the Holder of the Warrant, appoint an agent (a “Warrant Agent”) for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 7, and replacing this Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such Warrant Agent.

11.          Redemption.

11.1        At any time, on at least thirty (30) days’ prior written notice to the Holder, the Company may, at its option, redeem the Warrants at the Redemption Price; provided, that the closing bid price of the Common Stock on the Principal Market exceeds 700% of the Exercise Price (adjusted for any stock split, combination or the like) for the 20 consecutive trading days ending three days prior to the date of notice of redemption (which shall be the date of mailing of such notice).  All outstanding Warrants must be redeemed if any are redeemed.  The date fixed by the Company for redemption of the Warrants is the “Redemption Date.”  The “Redemption Price” shall mean the price per Warrant Share at which the Company may, at its option in accordance with the terms hereof, redeem the Warrants, which price shall be adjusted from time to time so that it remains one percent (1%) of the Exercise Price.  For example, when the Exercise Price is $2.00, the Redemption Price shall be $.01.

11.2        If the conditions set forth in Section 11.1 are met, and the Company desires to exercise its right to redeem the Warrants, it shall cause a notice of redemption to be mailed to each of the registered holders of the Warrants to be redeemed, first class, postage prepaid, not later than the thirtieth day before the date fixed for redemption, at their address as determined in accordance with Section 13.  Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Holder receives such notice.

11.3        The notice of redemption shall specify (i) the Redemption Price, (ii) the Redemption Date, (iii) the place where the Holders shall deliver their original Warrants and (iv) that the right to exercise the Warrants shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the Redemption Date.  No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Registered Holder (a) to whom notice was not mailed or (b) whose notice was defective.  An affidavit of the Warrant Agent or of the Secretary or other officer of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

11.4        Any right to exercise this Warrant shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the Redemption Date.  On and after the Redemption Date, the Holder shall have no further rights under the Warrant except to receive, upon surrender of the Warrant, the Redemption Price therefor.

11.5        From and after the Redemption Date, the Company shall, at the place specified in the notice of redemption, upon presentation and surrender to the Company by or on behalf of the Holder of this original Warrant, deliver or cause to be delivered to or upon the written order of such Holder a sum in cash equal to the Redemption Price of such Warrant.  From and after the Redemption Date and upon the deposit or setting aside by the Company of a sum sufficient to redeem all the Warrants called for redemption, such Warrants shall expire and become void and all rights hereunder and under the other Warrants, except the right to receive payment of the Redemption Price, shall cease.

12.          Transfer on the Company’s Books.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

13.          Notices.   All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:  if to the Company, to: Advanced Mineral Technologies, Inc., Route 1, Box 1090, Fairfield, ID  86333, facsimile: (xxx) xxx-xxxx, with a copy by fax only to:  [ Company Counsel], facsimile: (xxx) xxx-xxxx, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note.

14.          Governing Law; Forum; Interpretation.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning this Warrant or the transactions contemplated hereby shall be brought only in state or in federal courts located in the state and county of New York.  The parties to this Warrant hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The

Company and Holder each waive their right to trial by jury in any action with respect to this Warrant and the transactions contemplated hereby.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Warrant or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to the minimum extent required to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.   Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Warrant by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it in accordance with Section 13 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

ADVANCED MINERAL TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit A

FORM OF SUBSCRIPTION

(to be signed only on exercise of Warrant)

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.        ), hereby irrevocably elects to purchase (check applicable box):

☐                                                       whole shares of the Common Stock covered by such Warrant; or

☐                                    the maximum number of shares of Common Stock covered by such Warrant.

The undersigned herewith makes payment of the full purchase price for such shares at the Exercise Price per share provided for in such Warrant, which is $                      .  Such payment takes the form of (check applicable box or boxes):

☐                                    $                     in lawful money of the United States; and/or

☐                                    the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 2 of the Warrant, to exercise this Warrant with respect to the number of shares of Common Stock set forth above.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to                                                                                                            whose address is

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)

Exhibit B

FORM OF TRANSFEROR ENDORSEMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of the Company to which the within Warrant relates specified under the headings “Percentage Transferred” and “Number Transferred,” respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of the Company with full power of substitution in the premises.

Transferees	Percentage Transferred	Number Transferred

Dated: ,
(Signature must conform to name of holder as specified on the face of the warrant)

Signed in the presence of:

(Name)
(address)

ACCEPTED AND AGREED:

[TRANSFEREE]

(Name)	(address)